PARADIGM

                            APPROVED BY:   Michael Gulett
                                           President and Chief Executive Officer
                                           (408) 954-0500

                            CONTACT:       Morgen-Walke Associates, Inc.
                                           Doug Sherk, Lisa Laukkanen
                                           (415) 296-7383
                                           Emily Dupree, Josh Passman
                                           (212) 850-5698

FOR IMMEDIATE RELEASE
---------------------


     PARADIGM TECHNOLOGY, INC. REPORTS FOURTH QUARTER AND YEAR END RESULTS

     San Jose, CA--(January 27, 1997)-- Paradigm Technology Inc. (Nasdaq:
PRDM) today announced financial results for the fourth quarter and year ended December 31, 1996.

     Revenue for the fourth quarter totaled $3.1 million compared to $5.2 million for the prior quarter, and $15.0 million for the fourth quarter of the prior year. Net loss for the fourth quarter of 1996 was $12.7 million or $1.76 per share, including a loss of $4.6 million on the sale of Paradigm's wafer fabrication facility, compared to net income of $1.8 million or $0.25 per share for the fourth quarter of 1995. Weighted average shares outstanding in the fourth quarter of 1996 were 7,210,000 compared to 7,305,000 in the year ago period. On January 23, 1997, Paradigm raised net proceeds of approximately $1,880,000 from the private placement of Series A Convertible Redeemable Preferred Stock to a private investor.

     For the year ended December 31, 1996, revenue was $23.2 million versus $51.9 million for 1995. Net loss for the fiscal year 1996 was $36.4 million, or $5.16 per share compared to net income of $5.3 million, or $0.83 per share in the year ago period. The loss for year ended 1996 included a $4.6 million loss regarding the sale of the wafer fab facility, as well as previously announced charges of $3.8 million related to the acquisition of NewLogic Corporation and inventory adjustments of $5.8 million. Weighted shares outstanding for the year were 7,060,000 compared to 6,314,000 for 1995.

     "While 1996 was a difficult year for both the semiconductor industry and Paradigm, we initiated several aggressive actions to better position the Company for a return to profitability," stated Michael Gulett, president and chief executive officer. "During the year, we made the transition to a fabless semiconductor company to provide us with greater flexibility and lower fixed costs. In conjunction with the sale of our wafer fabrication facility we reduced our workforce by 70 percent."

     Gulett continued, "We continue our research and development activities to expand our product offering. In early 1997, we plan to introduce several new products which are manufactured on 0.35 micron 8" technology. These products are targeted for the networking and telecommunications markets."

                                  -continued-

     Except for historical information contained herein, the matters set forth in this press release are forward looking statements that are subject to risks and uncertainties, including the impact of competitive products and pricing, the timely development and market acceptance of new products and upgrades to existing products, availability and cost of products from Paradigm's suppliers, industry wide shifts in supply and demand for semiconductor products and other risks detailed from time to time in Paradigm's SEC reports and filings.

     Headquartered in San Jose, California, Paradigm Technology, Inc. designs and markets high speed, high density SRAM semiconductor devices to meet the needs of advanced telecommunications devices, networks, workstations, high performance PCs, advanced modems and complex military/aerospace applications. The Company focuses on high performance, sub-10ns SRAMs where its technology leadership in high speed and high density semiconductors can best be utilized. Paradigm can be reached on the world wide web at www.prdm.com.

                               -tables to follow-

                        Paradigm Technology Inc.
                        Statements of Operations
                (In thousands, except per share amounts)
                              (unaudited)

                                          Quarter Ended                           Year Ended
                              Dec. 31,       Dec. 31,       Sept. 30,        Dec. 31,      Dec. 31,
                                1996           1995            1996           1996           1995
                              --------        -------        -------        --------       --------

Sales, net                     $ 3,082        $15,006        $ 5,191         $23,202        $51,923

Cost of goods sold               6,594          8,877          8,501          36,364         31,033
                              --------        -------        -------        --------       --------
     Gross profit (loss)        (3,512)         6,129         (3,310)        (13,162)        20,890
                              --------        -------        -------        --------       --------

Operating expenses:

   Research and development      1,647          1,254          1,657           6,243          4,621

   Selling, general and
    administrative               2,716          2,173          2,523           9,497          8,107

   Loss on sale of wafer
    fabrication facility         4,632             --             --           4,632             --

   Write-off of in-process
    technology acquired             --             --             --           3,841             --
                              --------        -------        -------        --------       --------

    Total operating expenses     8,995          3,427          4,180          24,213         12,728
                              --------        -------        -------        --------       --------

Operating income (loss)        (12,507)         2,702         (7,490)        (37,375)         8,162

Interest expense                   211            263            305           1,121          1,369

Other income, net                  (28)          (285)          (515)           (946)          (615)
                              --------        -------        -------        --------       --------
Income (loss) before taxes     (12,690)         2,724         (7,280)        (37,550)         7,408

Provision (benefit) for
 income taxes                       --            926             --          (1,125)         2,145
                              --------        -------        -------        --------       --------

Net income (loss)             $(12,690)       $ 1,798        $(7,280)       $(36,425)      $  5,263
                              ========        =======        =======        ========       ========

Earnings (loss) per share      $ (1.76)       $  0.25       $  (1.01)       $  (5.16)      $   0.83
                              ========        =======        =======        ========       ========

Weighted average shares
 outstanding                     7,210          7,305          7,184           7,060          6,314
                              ========        =======        =======        ========       ========

                         PARADIGM TECHNOLOGY, INC.
                         CONDENSED BALANCE SHEET
                             (In Thousands)
                               (Unaudited)

                                     Pro Forma
                                    At Dec. 31,    At Dec. 31,     At Dec. 31,
                                        1996           1996           1995
                                    -----------    -----------     -----------
Assets:
  Cash and short-term investments     $ 2,467        $   587        $21,213
  Accounts Receivable, net              2,937          2,937         10,424
  Inventory                             2,472          2,472          5,702
  Other current Assets                  4,918          4,918          1,883
                                      -------       --------        -------
    Total current assets               12,794         10,914         39,222
                                      -------       --------        -------

  Property and Equipment, net           6,638          6,638         17,331
  Other Assets                            190            190            179
                                      -------       --------        -------
    Total Assets                      $19,622        $17,742        $56,732
                                      =======        =======        =======

Liabilities and
 Stockholders' Equity:

  Line of Credit                      $ 2,015        $ 2,015        $    --
  Current Portion, Long-Term Debt         282            282          3,287
  Accounts Payable and Other
   Accrued Liabilities                  9,009          9,009          9,311
                                      -------       --------        -------
     Total Current Liabilities         11,306         11,306         12,598
                                      -------       --------        -------
  Long-term Debt                           92             92          4,349
  Deferred Rent                            --             --            436
                                      -------       --------        -------
     Total Liabilities                 11,398         11,398         17,383
                                      -------       --------        -------

  Stockholders' Equity                 36,178         36,298         32,878
  Retained Earnings (Deficit)         (29,954)       (29,954)         6,471
                                      -------       --------        -------
     Total Stockholders' Equity         8,224          6,344         39,349
                                      -------       --------        -------
     Total Liabilities and
      Stockholders' Equity            $19,622       $ 17,742        $56,732
                                      =======       ========        =======

The December 1996 pro forma balance sheet reflects on a pro forma basis the net proceeds of approximately $1,880,000 from the private placement of convertible preferred stock for which funds were received on January 23, 1997.

PARADIGM

                            APPROVED BY:   Michael Gulett
                                           President and Chief Executive Officer
                                           (408) 954-0500

                            CONTACT:       Morgen-Walke Associates, Inc.
                                           Doug Sherk, Lisa Laukkanen
                                           (415) 296-7383
                                           Emily Dupree, Josh Passman
                                           (212) 850-5698

FOR IMMEDIATE RELEASE
---------------------


         PARADIGM TECHNOLOGY, INC. ANNOUNCES PREFERRED STOCK FINANCING

     San Jose, CA--(January 24, 1997)--Paradigm Technology Inc. (Nasdaq;
PRDM) today announced that it has raised net proceeds of approximately $1,880,000 from the private placement of Series A Convertible Redeemable Preferred Stock to a private investor.

     The Preferred Stock is convertible into Common Stock following the earlier of April 23, 1997 or the effectiveness of an SEC registration for the Common Stock of the Company. The Preferred Stock is convertible at a conversion price equal to the lower of (a) the closing sale price of the Common Stock on January 22, 1997, or (b) 82% of the average closing bid price of a share of Common Stock over the five consecutive trading days prior to conversion. The Preferred Stock will be automatically converted into Common Stock under certain circumstances.

     The Preferred Stock bears cumulation dividends at an annual rate of 5%, payable in shares of Preferred Stock, and payable only immediately prior to the conversion of the Preferred Stock into Common Stock. The Preferred Stock has no voting rights, except as required by law.

     The Preferred Stock is subject to partial mandatory redemption by the Company under certain circumstances if the Company is required to issue Common Stock representing more than 20% of its currently outstanding shares of Common Stock upon conversion of the Preferred Stock.

     The holders of Preferred Stock have been granted certain registration rights under which the Company will be required to file a registration statement on Form S-3 with the SEC no later than February 22, 1997, and to maintain such registration statement in effect for a period of at least six months, subject to certain terms and conditions.

                                  -continued-

     Headquartered in San Jose, Calif., Paradigm Technology, Inc. designs and markets high speed, high density SRAM semiconductor devices to meet the needs of advanced telecommunications devices, networks, workstations, high performance PCs, advanced modems and complex military/aerospace applications. The Company focuses on high performance, sub-10ns SRAMs where its technology leadership in high speed and high density semiconductors can best be utilized. Paradigm can be reached on the world wide web at www.prdm.com .

                                      ###